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                       [MOLL INDUSTRIES, INC. LETTERHEAD]




FOR IMMEDIATE RELEASE               MEDIA INQUIRIES: CINDY RAINES
NOVEMBER 17, 2000                   (865) 584-0550 or craines@ackermannpr.com

    MOLL INDUSTRIES, INC. ANNOUNCES CONSUMMATION OF COSMETICS DIVISION SALE,
          COMPLETION OF TENDER OFFER FOR SENIOR NOTES AND RELOCATION OF
                              COMPANY HEADQUARTERS

LAVERGNE, TN (NOVEMBER 17, 2000)--Moll Industries, Inc. (the "Company") announced today the completion of the offer to purchase for cash (the "Offer") made with respect to its outstanding $50 million principal amount of 11 3/4% Senior Notes due 2004 (the "Notes"). The Offer expired at 5:00 p.m., New York City time, on Tuesday, November 14, 2000 (the "Expiration Date") and the settlement in the amount of $35,148,350, plus accrued interest occurred on Friday, November 17, 2000.

The Company used a portion of the proceeds from the sale of its Cosmetics Packaging Division, to affiliates of Pechiney, S.A. for a purchase price of $67 million (subject to adjustment) (the "Sale"), to repurchase the Notes. The Sale was consummated on Tuesday, November 14, 2000 and at that time, $43,250,694.44 (the "Deposit") was deposited with State Street Bank and Trust Company (the "Trustee") for repurchase of the Notes pursuant to the Offer. Because this amount was sufficient to repurchase all the outstanding Notes pursuant to the Offer, in accordance with the Indenture for the Notes (the "Indenture") the Company was released from certain of the provisions of the Indenture (including, but not limited to, covenants restricting incurrence of debt, mergers, asset sales, dividends, transactions with affiliates and certain event of default provisions) and the Trustee released all of the collateral securing the Notes.

As of 5:00 p.m. on the Expiration Date, the Company had received tenders and consents with respect to $41,351,000 aggregate principal amount of Notes. After settlement of the Offer, the Trustee returned the remainder of the Deposit to the Company.

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Information regarding the Offer is contained in the Offer to Purchase dated
October 11, 2000, and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the Information Agent for the Offer, at 800/269-6427.

The sale of Moll's Cosmetics Division re-affirms the company's commitment to re-focus on its core competencies, notably medical, telecom and industrial custom molding. In support of this objective, Moll is re-locating its executive offices to its Ft. Lauderdale, Florida facility so that management can be closer to the Company's Ft. Lauderdale Technical Center. Moll's Technical Center supports the Company's three design centers, offers training and Global Enterprise Molding for customers and works with major suppliers on equipment and raw material development. All financial services are being transferred to Moll's existing industrial custom molding facility in Lavergne, TN.

Moll Industries, Inc. is a leading, full-service manufacturer and designer of custom molded and assembled plastic components for a broad array of customers and end markets throughout North America and Europe. Products using Moll's plastics components are sold in a wide range of end markets, including end markets for consumer products, telecommunications/business equipment, household appliances, automobiles and medical devices.